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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]


                                   May 9, 2001

Pentacon, Inc.
10375 Richmond Avenue, Suite 700
Houston, Texas 77042

Gentlemen:

         We have acted as counsel to Pentacon, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 850,000 shares of its common stock, par value $0.01 per share (the "Common Stock") in connection with the Pentacon, Inc. 1998 Stock Plan, as amended and restated (the "Plan").

         We have examined originals or copies of (i) the Second Amended and Restated Certificate of Incorporation of the Company; (ii) the Bylaws of the Company, as amended; (iii) certain resolutions of the Board of Directors and the stockholders of the Company; and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

         We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies.

         Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Common Stock to be issued in connection with the Plan has been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Plan, such shares will be validly issued, fully paid and nonassessable.


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Pentacon, Inc.
May 9, 2001
Page 2

         The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                                     Very truly yours,

                                     LOCKE LIDDELL & SAPP LLP


                                     By:    /s/ Laura Mcburnett
                                         --------------------------------------
                                            Laura McBurnett